Exhibit 99.1

1275 W. Washington St.
Tempe, AZ 85281
(602) 286-5520
www.orthologic.com
Nasdaq: OLGC

FOR FURTHER INFORMATION:
Melanie Friedman (investors)
Stern Investor Relations, Inc.
(212) 362-1200
melanie@sternir.com
ORTHOLOGIC ANNOUNCES RESULTS OF PRELIMINARY INTERIM ANALYSIS OF PHASE 2B CLINICAL TRIAL OF CHRYSALIN® (TP508) IN FRACTURE REPAIR
TEMPE, AZ, August 29, 2006 — OrthoLogic Corp. (NASDAQ: OLGC) today announced results of an interim analysis of data from its Phase 2b dose-ranging clinical trial of the novel synthetic peptide Chrysalin® (TP508) in unstable, displaced distal radius (wrist) fractures.
Study Description
This was a prospective, double-blind, randomized, placebo-controlled Phase 2b multi-site, five-arm dose-response study. The five arms correspond to Chrysalin dosages of 0 (placebo), 1, 3, 10, and 30 ìg. Two hundred seventy-four subjects were enrolled at the time enrollment was interrupted, of whom 240 were evaluable. The study was designed to evaluate the safety and efficacy of these doses of Chrysalin on the rate of healing in adult subjects with unstable and/or displaced distal radius fractures. Subjects were randomized to receive a single 1 mL percutaneous injection of Chrysalin at one of the above doses, administered into the fracture site under fluoroscopic guidance.
Subjects were evaluated post-surgery at weeks 1-8, 10, 12, 26 and 52. The primary efficacy endpoint was time to removal of all rigid immobilization used to stabilize the fracture, defined as the time elapsed between the date of fracture surgery and the first study visit at which the investigator, based on clinical and radiographic assessments of healing, removed all rigid immobilization hardware.
Secondary efficacy endpoints included:
•	Time to clinical and radiographic bone healing

•	Assessment of the fractured wrist range of motion and grip strength relative to the contralateral limb

•	Clinical outcomes as measured by the Patient Rated Wrist Evaluation questionnaire
Safety was measured as incidence of treatment-emergent adverse events.
Study Results
In the dataset of 240 subjects as a group that were evaluable in the Phase 2b interim analysis, treatment with Chrysalin did not demonstrate benefit compared to placebo in the primary efficacy endpoint of time to removal of immobilization. Individual findings of efficacy in secondary endpoints, including radiographic healing, were not seen in this interim analysis. Further, no dose response relationship was observed.
The trial met the pre-specified safety endpoint by demonstrating no significant difference in the incidence of adverse events between the Chrysalin and placebo groups.

OrthoLogic Announces Results of Interim Analysis of Phase 2b Clinical Trial of Chrysalin® (TP508) in Fracture Repair

Based on these results, the Company has terminated the study with no further recruitment of subjects. The interim analysis will continue, and any significant findings will be disclosed as appropriate.
“We interrupted enrollment in the Phase 2b clinical trial in mid-March 2006 in order to perform the interim analysis of subjects enrolled to that date,” commented Randolph C. Steer, MD, Ph.D., President of OrthoLogic. “This trial was not powered at the interim analysis stage to detect statistically significant differences among dose cohorts regarding the efficacy of Chrysalin. We had hoped to discern a dose response curve through this trial design.”
Dr. Steer continued: “We intend to proceed with our planned approach to the U.S. and European regulatory authorities to discuss pathways forward for TP508 in fracture repair.”
About OrthoLogic
OrthoLogic is a biotechnology company committed to developing a pipeline of novel therapeutic peptides and other molecules aimed at helping patients with under-served medical conditions. The Company is focused on the development and commercialization of two product platforms: Chrysalin® (TP508) and AZX100.
Chrysalin, the Company’s novel synthetic 23-amino acid peptide, is being studied in two lead indications, both of which represent areas of significant unmet medical need — fracture repair and diabetic foot ulcer healing. Based on the Company’s pioneering scientific research of the natural healing cascade, OrthoLogic has become a leading company focused on bone and tissue repair. The Company owns exclusive worldwide rights to Chrysalin.
AZX100 is a novel synthetic 24-amino acid peptide in pre-clinical development, one of a new class of compounds in the field of smooth muscle relaxation called Intracellular Actin Relaxing Molecules, or ICARMs™. AZX100 is currently being evaluated for commercially significant medical applications, such as the treatment of vasospasm associated with subarachnoid hemorrhage, the prevention of keloid scarring and the treatment of asthma. OrthoLogic has an exclusive worldwide license to AZX100.
OrthoLogic’s corporate headquarters are in Tempe, Arizona. For more information, please visit the Company’s website: www.orthologic.com.
Statements in this press release or otherwise attributable to OrthoLogic regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include the timing and acceptability of FDA filings and the efficacy and marketability of potential products, involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include: delays in obtaining or inability to obtain FDA, institutional review board or other regulatory approvals of pre-clinical or clinical testing; unfavorable outcomes in our pre-clinical and clinical testing; the development by others of competing technologies and therapeutics that may have greater efficacy or lower cost; delays in obtaining or inability to obtain FDA or other necessary regulatory approval of our products; our inability to successfully and cost effectively develop or outsource manufacturing and marketing of any products we are able to bring to market; changes in FDA or other regulations that affect our ability to obtain regulatory approval of our products, increase our manufacturing costs or limit our ability to market our products; our possible need for additional capital in the future to fund the continued development of our product candidates; and other factors discussed in our Form 10-K for the fiscal year ended December 31, 2005, and other documents we file with the Securities and Exchange Commission.
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Editors’ Note: This press release is also available under the Investors section of the Company’s Web site at: www.orthologic.com.